Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this _____day of ________, 2022 (the “Effective Date”), by and between PRIME MERIDIAN HOLDING COMPANY, a Florida corporation (the “Holding Company”), PRIME MERIDIAN BANK, a Florida bank and wholly owned subsidiary of the Holding Company (the “Bank”), and Susan Payne Turner (“Executive”).

BACKGROUND

WHEREAS, Executive is currently engaged as the Executive Vice President and Chief Risk Officer of the Bank; and

WHEREAS, the Bank and Executive desire to enter into an employment agreement to memorialize the terms of Executive’s continued employment;

NOW, THEREFORE, in consideration of the payments, consents and acknowledgements described below, in consideration of Executive’s continued employment with the Bank, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Bank and Executive agree as follows:

1.         Effective Date; Term.  Upon the terms and subject to the conditions set forth in this Agreement, the Bank hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 4 hereof, the close of business on the third anniversary of the Effective Date (the “Term”). The third anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on Term End Date and on each anniversary of the Term End Date thereafter, the Term shall, without further action by Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may cause the Term to cease to extend automatically, by giving written notice to the other not less than sixty (60) days prior to the scheduled expiration of the Term.  Upon such notice, the Term shall terminate upon the expiration of, as applicable, the Term End Date or the then-current one-year extension period.  Notwithstanding the foregoing, if a Change in Control (as defined in Exhibit A attached hereto) occurs during the Term, then, on the effective date of the Change in Control, the Term shall, without further action by Executive or the Bank, be extended by an additional three-year period.  Thereafter, the Term shall be extended by an additional one-year period on each anniversary of the Change in Control instead of each anniversary of the Term End Date and the provisions regarding notice of non-extension shall apply to the anniversaries of the Change in Control rather than the anniversaries of the Term End Date.

2.         Employment; Extent of Service.  Executive is hereby employed on the Effective Date as the Executive Vice President and Chief Risk Officer of the Bank.  In her capacity as the Executive Vice President and Chief Risk Officer, Executive shall have the duties, responsibilities and authority commensurate with such positions and such other duties as may be assigned to her her  by the President and Chief Executive Officer of the Bank.  In her capacity as Executive Vice President and Chief Risk Officer, Executive will report directly to the President and Chief Executive Officer of the Bank.

3.            Compensation and Benefits.

(a)        Base Salary.  During the Term, the Bank shall pay to Executive base salary at the rate of $213,399.60 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments (no less frequently than monthly) as are or become customary under the Bank’s payroll practices for its Executives from time to time.  The Bank shall review Executive’s Base Salary annually and may increase or, but only with Executive’s consent, decrease Executive’s Base Salary from year to year.  Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.

(b)        Annual Bonus.  During the Term, Executive shall be eligible to receive an annual bonus based upon the achievement of performance goals established from year to year by the Chief Executive Officer and President (the “Annual Bonus”). Any Annual Bonus that becomes payable to Executive shall be paid by March 15th of the fiscal year of the Bank immediately following the year to which such Annual Bonus relates.

(c)        Retirement and Welfare Benefit Plans.  During the Term, Executive shall be entitled to participate in any retirement plans available to other Bank employees similarly situated to Executive (“Peer Executives”) and the welfare benefit plans, practices, policies and programs provided by the Bank, and on the same basis as such Peer Executives.

(d)        Expenses.  During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing herduties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Bank to the extent available to other Peer Executives with respect to travel and other business expenses.

(f)        Vacation. During the Term, Executive shall be entitled to four (4) weeks paid vacation time annually on a non-cumulative basis to be paid by the Bank.

(g)        Automobile Allowance.  During the Term, Executive shall receive an automobile allowance of $667.00 per month.  The automobile allowance can be increased annually.

(h)        Continuing Education.  During the Term, the Bank shall reimburse Executive for the cost of Executive’s professional dues, licensing, membership fees for professional associations and continuing education costs (“Professional Expenses”).  Reimbursements for Professional Expenses shall be paid within ten (10) business days following Executive’s submission of evidence of the incurrence of such Professional Expenses.

(i)         Clawback of Compensation.  Executive agrees to repay the gross amount of any compensation previously paid or otherwise made available to Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Holding Company are then traded) or compensation recoupment policy the Bank may adopt from time to time, including, but not limited to, the following circumstances:

(1)        where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Bank;

(2)        where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(3)        where Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(4)        if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or any recoupment policy, any such compensation properly identified by the Bank by written notice.  If Executive fails to return such compensation within the applicable time period, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive by the Bank.  The provisions of this Section 3(i) shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.         Termination of Employment.

(a)        Death.  Executive’s employment shall terminate automatically upon Executive’s death.

(b)        Disability.    If the Bank or Executive determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, either such party may give written notice to the other party of its or her intention to terminate Executive’s employment on account of Executive’s Disability.  In such event, Executive’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by either party, provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” shall mean the inability of Executive, as reasonably determined by either party, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.  At the request of Executive or her personal representative or the Bank, either party’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by Executive, or her personal representative, and the Bank.

(c)        Termination by Bank.  The Bank may terminate Executive’s employment during the Term with or without Cause immediately on written notice to Executive.  “Cause” shall mean: (i) Executive’s failure to follow the reasonable directions of the President and Chief Executive Officer of the Bank and the failure to cure such failure to the Bank’s satisfaction within ten (10) days after receipt of written notice from the President and Chief Executive Officer of the Bank specifying the particulars of the failure; (ii) any intentional misconduct by Executive in connection with the Bank’s business or relating to Executive’s duties hereunder, or any willful violation of any laws, rules or regulations applicable to banks or the banking industry generally; (iii) Executive’s material failure to comply with the Bank’s written policies and the failure to cure such failure to the Bank’s satisfaction within ten (10) days after receipt of written notice from the President and Chief Executive Officer of the Bank specifying the particulars of the failure; (iv) any act of fraud, misappropriation or embezzlement by Executive; (v) a material breach of this Agreement that is not cured by Executive within ten (10) days of written notice by the President and Chief Executive Officer of the Bank of the breach; or (vi) the conviction of Executive of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining).

(d)        Termination by Executive.

(1)        Executive’s employment may be terminated by Executive without Good Reason (as defined herein) by delivering to the Bank written notice of termination thirty (30) days prior to the desired date of termination.

(2)        Executive’s employment may be terminated by Executive with Good Reason by first delivering to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event) (the “Good Reason Notice”). If the Bank has not taken action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive within thirty (30) days following its receipt of such Good Reason Notice, then Executive may terminate her employment for Good Reason; provided, however, that Executive’s date of termination must occur within a period of ninety (90) days after the occurrence of an event of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) the relocation of the Bank’s principal office to a location that is more than twenty-five (25) miles from the location of the Bank’s principal office on the Effective Date; or (iv) any material breach of this Agreement by the Bank. Good Reason shall not include Executive’s death or Disability.

5.         Obligations of the Bank upon Termination.

(a)        Qualifying Termination.  If, during the Term, (i) Executive resigns for Good Reason or (ii) the Bank terminates Executive’s employment other than for Cause or Disability (each, a “Qualifying Termination”), then, subject to Section 6 hereof:

(1)        the Bank shall pay to Executive in a lump sum in cash within thirty (30) days after the date of termination, the exact payment date to be determined by the Bank, Executive’s Base Salary through the date of termination to the extent not theretofore paid (the “Accrued Salary”), (ii) any earned and unpaid Annual Bonus for any year prior to the year in which the date of termination occurs, and (iii) any unreimbursed business expenses incurred by Executive on or before the date of termination;

(2)        Executive shall be entitled to receive a pro rata portion of the Annual Bonus for the year in which the date of termination occurs, equal to (i) the Annual Bonus, if any, that would have been earned by Executive for such year if he had remained employed on such payment date, based on actual performance under applicable financial metrics, multiplied by (ii)  a fraction, the numerator of which is the number of days worked by Executive during such final year and the denominator of which is 365 (the “Final Year Pro Rata Bonus”), and such Final Year Pro Rata Bonus shall be paid a single lump sum cash payment at the time such bonus awards are normally paid for such plan year;

(3)        the Bank shall pay to Executive an amount equal to the sum of (x) Executive’s then-current Base Salary plus (y) the average of the Annual Bonuses earned by Executive for each of the three (3) calendar years immediately preceding the year in which the date of termination occurs (the “Non-CIC Severance Payment”); provided, however, that if such Qualifying Termination occurs during the period beginning three months prior to, and ending eighteen (18) months after the closing of, a Change in Control (as defined in Exhibit A attached hereto), then the Bank shall pay to Executive an amount equal to one and five-tenths (1.5) times the sum of (i) Executive’s then-current Base Salary plus (ii) the average of the Annual Bonuses earned by Executive for each of the three calendar years immediately preceding the year in which the date of termination occurs (the “CIC Severance Payment”).  Subject to Sections 6 and 11 hereof, the Non-CIC Severance Payment or the CIC Severance Payment, as applicable, shall be paid in a single lump sum in cash within sixty (60) days following the date of termination (except that the excess of the CIC Severance Payment over the non-CIC Severance Payment on the date of the Qualifying Termination shall be paid within sixty (60) days following the date of the closing of the relevant Change in Control if the termination of employment occurs during the period beginning three months prior to and ending on the date of the Change in Control), the exact payment date to be determined by the Bank.  For the avoidance of doubt, Executive shall not be entitled to receive both the CIC Severance Payment and the Non-CIC Severance Payment;

(4)        if Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for eighteen (18) months following the date of termination (the “COBRA Reimbursement Period”), the Bank shall pay to Executive monthly payments (the “COBRA Payments”) of an amount equal to the excess of (a) the COBRA cost of such coverage over (b) the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (i) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; and (ii) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage;

(5)        the Bank shall continue to pay (no less frequently than monthly) Executive’s long-term disability premiums and life insurance premiums for Executive for a period of twelve (12) months (the “Other Premium Payments”); and

(6)        to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)        Termination Other than by Reason of a Qualifying Termination; Expiration of Term.  If Executive’s employment is terminated for any reason other than a Qualifying Termination, or if Executive’s employment ends because this Agreement is not renewed in accordance with Section 1, then the Bank shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary and the timely payment or provision of Other Benefits. Notwithstanding the foregoing, if Executive’s employment is terminated by reason of her death or Disability, Executive, or her estate or legal representative, as applicable, shall be entitled to the Final Year Pro Rata Bonus and, in the case of a termination by reason of her Disability, COBRA Payments and Other Premium Payments for a period of twelve (12) months following the date of termination.

(c)        Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the boards of directors of any subsidiary on which he serves, and resignation as an officer of the Holding Company and the Bank, and of any of the subsidiaries for which he serves as an officer.

6.         Release of Claims.  Notwithstanding anything to the contrary in this Agreement, the Bank shall be obligated to provide the benefits and payments specified in Section 5(a) hereof only if within forty-five (45) days after the date of termination, Executive shall have executed a full general release of claims and covenant not to sue substantially in the form attached hereto as Exhibit B and returned same to the Bank and such Release Agreement shall not have been revoked within any revocation period specified in the Release Agreement.

7.         Protective Covenants.

(a)        Definitions.  The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i)         “Competitive Services” means engaging in the business of community banking or commercial banking, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Bank as of Executive’s Termination Date, or during the two (2) years immediately prior to Executive’s Termination Date.

(ii)        “Confidential Information” means any and all data and information relating to the Bank, its activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of her employment with the Bank; (ii) has value to the Bank; and (iii) is not generally known outside of the Bank.  “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Bank: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Bank, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Bank.  In addition to data and information relating to the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Bank by such third party, and that the Bank has a duty or obligation to keep confidential.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank.

(iii)       “Material Contact” means contact between Executive and a customer or potential customer of the Bank (i) with whom or which Executive has or had dealings on behalf of the Bank; (ii) whose dealings with the Bank are or were coordinated or supervised by Executive; (iii) about whom Executive obtains Confidential Information in the ordinary course of business as a result of her employment with the Bank; or (iv) who receives products or services of the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to Executive’s Termination Date.

(iv)       “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v)        “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi)       “Protected Customer” means any Person to whom the Bank has sold its products or services or actively solicited to sell its products or services, and with whom Executive has had Material Contact on behalf of the Bank during her employment with the Bank.

(viii)     “Non-Compete Restricted Period” means any time during Executive’s employment with the Bank, and, if Executive incurs a Qualifying Termination, then the Non-Compete Restricted Period shall mean during Executive’s employment plus one (1) year from Executive’s Termination Date by reason of such Qualifying Termination.  Notwithstanding the foregoing, if either the Bank or Executive provides notice to the other party under Section 1 to cause the Term to cease to extend automatically, then the Non-Compete Restricted Period shall end upon expiration of the Term.

(ix)       “Non-Recruitment Restricted Period” means any time during Executive’s employment with the Bank, plus one (1) year from Executive’s Termination Date. Notwithstanding the foregoing, if either the Bank or Executive provides notice to the other party under Section 1 to cause the Term to cease to extend automatically, then the Non-Recruitment Restricted Period shall end upon expiration of the Term.

(x)        “Non-Solicitation Restricted Period” means any time during Executive’s employment with the Bank, plus one (1) year from Executive’s Termination Date. Notwithstanding the foregoing, if either the Bank or Executive provides notice to the other party under Section 1 to cause the Term to cease to extend automatically, then the Non-Solicitation Restricted Period shall end upon expiration of the Term.

(xi)       “Restricted Territory” means Gadsden, Jefferson, Leon and Wakulla Counties in the State of Florida, and anywhere within a twenty (20) mile radius of a branch office of the Bank that is operational as of the Termination Date.

(xii)      “Restrictive Covenants” means the restrictive covenants contained in Section 7(b) through 7(f) hereof.

(xiii)     “Termination” means the termination of Executive’s employment with the Bank, for any reason, whether with or without cause, upon the initiative of either party.

(xiv)     “Termination Date” means the date of Executive’s Termination.

(b)        Restriction on Disclosure and Use of Confidential Information.  Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information on Executive’s own behalf or on behalf of any Person other than the Bank, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Bank to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  Executive further agrees that he shall fully cooperate with the Bank in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Bank to make any such reports or disclosures and shall not be required to notify the Bank that Executive has made such reports or disclosures.

(c)        Non-Competition.  Executive agrees that, during the Non-Compete Restricted Period, he will not, without prior written consent of the Bank, directly or indirectly (a) carry on or engage in Competitive Services within the Restricted Territory on her own or on behalf of any Person or any Principal or Representative of any Person, or (b) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory.

(d)        Non-Solicitation of Protected Customers.  Executive agrees that, during the Non-Solicitation Restricted Period, he shall not, without the prior written consent of the Bank, directly or indirectly, on her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(e)        Non-Recruitment of Employees.  Executive agrees that during the Non-Recruitment Restricted Period, he shall not, without the prior written consent of the Bank, directly or indirectly, whether on her own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Bank to terminate her employment relationship with the Bank or to enter into employment with Executive or any other Person.

(f)        Return of Materials.  Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Bank on or prior to the Termination Date, or at any other time the Bank requests such return, any and all property of the Bank that is in her possession or subject to her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, flash drives, CDs, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Bank and its business (regardless of form, but specifically including all electronic files and data of the Bank), together with all Confidential Information belonging to the Bank or that Executive received from or through her employment with the Bank.  Executive will not make, distribute, or retain copies of any such information or property.

   (g)       Promise of No Disparagement. Executive promises and agrees that Executive shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Bank or any of its affiliates.  The Bank and Holding Company likewise promise and agree that the Bank and Holding Company shall instruct directors and officers not to cause statements to be made (whether written or oral) that reflect negatively on the reputation of Executive.  Nothing herein is intended to restrict Executive or the Bank from testifying truthfully in response to any lawfully served subpoena or other legal process.  Nothing in this Section 7(g) shall preclude Executive from reporting information to, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, or any federal, state or local governmental agency.

(h)        Enforcement of Restrictive Covenants.

(i)         Rights and Remedies Upon Breach.  The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Bank shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank.

(ii)        Severability and Modification of Covenants.  Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant.  If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Bank’s legitimate business interests and may be enforced by the Bank to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

8.         Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein.  Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Bank or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

9.         Full Settlement; No Mitigation.  The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10.       Successors.  This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  This Agreement can be assigned by the Bank and shall be binding and inure to the benefit of the Bank, its successors and assigns.

11.      Code Section 409A.

(a)        General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Bank nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)        Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of a Change in Control or Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless (i) the Change in Control satisfies the definition of a change in the ownership or effective control of the Holding Company or in the ownership of a substantial portion of the assets of the Holding Company and (ii) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service,” in each case within the meanings under Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)        Treatment of Installment Payments.  Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental, disability or life insurance coverage, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(d)        Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and delivered to the Bank and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

(e)        Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(f)        Timing of Reimbursements and In-kind Benefits.  If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including but not limited to Sections 3(d), 3(g), 3(h), 5(a)(4), 5(a)(5) or 13(1) and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right of Executive to reimbursement of expenses under this Agreement, including but not limited to Sections 3(d), 3(g), 3(h), 5(a)(4), 5(a)(5) or 13(1) shall be subject to liquidation or exchange for another benefit.

12.       Regulatory Action.

(a)        If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b)        If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)        If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d)        All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Bank (1) by the director of the FDIC or her or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

(e)        Notwithstanding the timing for the payment of any severance amounts described in Section 5, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Bank pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent.  The Bank shall have the obligation to submit an application to make such payment to the appropriate federal banking agency within fifteen (15) business days of Executive’s right to such payment arising and shall provide a copy of such application to Executive.  Any payments suspended by operation of this Section 12(e) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Bank or as otherwise directed by such federal banking agency.

(f)        All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state or federal banking laws.

13.       Miscellaneous.

(a)        Applicable Law; Forum Selection; Consent to Jurisdiction:  The Bank and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles.  Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Florida.  With respect to any such court action, Executive hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  The parties hereto further agree that the state and federal courts of the State of Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)        Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)        Amendments.  This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)        Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:  if to Executive, the address on file with the Bank, and if to the Bank, Prime Meridian Bank, 1471 Timberlane Road, Tallahassee, Florida 32312, Attention: Corporate Secretary, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)        Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)        Withholding.  The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)        Waivers.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(h)        Entire Agreement.  This Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement.

(i)         Construction.  The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j)         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(k)        Third Party Beneficiary.  The parties acknowledge and agree that the Holding Company is an intended third-party beneficiary of this Agreement and may enforce the Bank’s rights hereunder.

(l)         Legal Fees.  If, after a Change of Control, it appears to Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person (other than Executive) has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from Executive the benefits intended to be provided to Executive hereunder (including any payment pursuant to Section 5 of this Agreement), the Bank irrevocably authorizes Executive from time to time to retain counsel of her choice, at the Bank’s expense, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any of its affiliated companies or any director, officer, shareholder, or other person affiliated with the Bank. The fees and expenses of counsel selected from time to time by Executive as provided in this Section 13(l) shall be paid or reimbursed to Executive by the Bank, whether suit or an arbitration proceeding has been brought or not. The Bank’s obligation to pay Executive’s legal fees provided by this Section 13(l) operates separately from and in addition to any legal fee reimbursement obligation the Bank has with Executive under any other agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Bank has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE By: Name: Susan Payne Turner Executive Vice President & Chief Risk Officer .	PRIME MERIDIAN BANK By: Sammie D. Dixon, Jr. President & Chief Executive Officer
PRIME MERIDIAN HOLDING COMPANY By: Sammie D. Dixon, Jr. President & Chief Executive Officer

[Signature Page to Employment Agreement]

Exhibit A

Change in Control

For purposes of this Agreement, a “Change in Control” shall mean (i) any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any entity, person or any group thereof acting in concert, of 50% or more of the outstanding shares of common stock of the Holding Company; (ii) the sale of 50% or more of the collective assets of the Holding Company; or (iii) a majority of the Holding Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Holding Company’s board of directors before the date of the appointment or election.

For the avoidance of doubt, the occurrence of a Change in Control alone shall not trigger any payments under this Agreement.  Rather, the occurrence of a Change in Control shall (i) impact the Term, pursuant to Section 1 of this Agreement, (ii) dictate the formula for the severance payment, if applicable, pursuant to Section 5(a)(3) of this Agreement and (iii) provide for the time for payment of additional severance in connection with the Change in Control.

Exhibit B

SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between PRIME MERIDIAN BANK (the “Bank”), PRIME MERIDIAN HOLDING COMPANY (“PMHC” and, together with the Bank, collectively referred to herein as the “Company”) and __________ (“Executive”).  Together, the Company and Executive may be referred to hereinafter as the “Parties.”

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.

Separation from Employment.  Executive’s employment with the Bank ended on _______________ (the “Termination Date”).  Executive will receive by separate letter information regarding her rights regarding continuation of health insurance under Section 4980B of the Internal Revenue Code (“COBRA”), and to the extent that Executive has such rights, nothing in this Agreement will change or impair those rights.

2.         Separation Obligations of the Company.  In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

[Insert compensation based on relevant portion of Section 5(a).]

The Parties acknowledge and agree that the payments and benefits set forth in this Paragraph 2 exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the payments and benefits set forth in this Paragraph 2 constitute good, valuable, and sufficient consideration for Executive’s release and agreements herein.  The Company’s obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 6 below.

3.         General Release of Claims.  In consideration of the payments made to  her  by the Company and the promises contained in this Agreement, Executive on behalf of herself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies (including, without limitation, Prime Meridian Holding Company), assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement.  This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law.  Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law.  This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees.  Executive represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 3.

4.         Protected Rights.  Executive understands that nothing contained in this Agreement limits her ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on her behalf, or by any other individual.  However, based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, Executive understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, her right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim he is releasing under this Agreement.

5.         Acknowledgment.  The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise,  her  of her opportunity to consult an attorney or other advisor and has not in any way discouraged  her  from doing so.  Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of her choosing concerning the execution of this Agreement.  Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself.  Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3.

6.         Revocation and Effective Date.  The Parties agree Executive may revoke the Agreement at will within seven (7) days after he executes the Agreement by giving written notice of revocation to Company.  Such notice must be delivered to _______________, and must actually be received by her at or before the above-referenced seven-day deadline.  The Agreement may not be revoked after the expiration of the seven-day deadline.  In the event that Executive revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect.  Assuming that Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

7.         Termination of Employment Agreement; Survival of Protective Covenants.  Executive acknowledges and agrees that the Employment Agreement is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement; provided, however, that Sections 7 and 13 of the Employment Agreement shall survive and remain in full force and effect in accordance with their terms.

8.         Confidentiality of Agreement.  Executive agrees not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement or the benefits Executive is receiving under this Agreement to anyone other than a member of her immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by Executive.  This Paragraph 8 does not prohibit Executive from disclosing the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Agreement.  Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order, other valid and appropriate legal process, or a valid request by a Government Agency.

9.         Final Agreement.  This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 7 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties.  The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Florida without giving effect to its conflict of law principles.

11.       Waiver.  The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision.  Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.       Enforcement.  In the event that either Party initiates a lawsuit against the other Party to enforce its rights under this Agreement or otherwise relating to or arising under this Agreement, the Party that prevails in such lawsuit shall be entitled to recover from the other Party her or its attorneys’ fees and costs incurred in connection with such lawsuit.

13.       Code Section 409A.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

[Signature Page to Follow]

The Parties hereby signify their agreement to these terms by their signatures below.

EXECUTIVE

Name:   Susan Payne Turner

Date:

PRIME MERIDIAN HOLDING COMPANY

By:

Sammie D. Dixon, Jr.

President & Chief Executive Officer

Date:

PRIME MERIDIAN BANK

By:

Sammie D. Dixon, Jr.

President & Chief Executive Officer

Date: